Filed Pursuant to Rule 433
                                                     Registration No. 333-135120
                                                               November 30, 2006


BROADCAST TRANSCRIPT
Ubiqus/Nation-Wide Reporting & Convention Coverage


Date: November 30, 2006
Station: CNBC
Program: Morning Call



ANNOUNCER:  You're watching Morning Call on CNBC.

MR. MARK HAINES: We're back. New exchange traded securities launched just over an hour ago. Claymore Securities and MacroMarkets joined forces creating the first of its kind investment called MacroShares. It's traded on the American Stock Exchange where we're joined now by its creators, Robert Shiller, Chief Economist for MacroMarkets and the architect of Claymore MacroShares, Sam Masucci, President and CEO of MacroMarkets. Gentlemen, thanks very much for being with us. Now, Mr. Masucci, this is not an ETF?

MR. SAM MASUCCI: That's correct. I mean, it's an exchange traded fund, but its very, very different then a traditional ETF.

MR. HAINES: How is it different?

MR. MASUCCI: Well, it's different in that it's created in pairs, what we call an up MacroShare and a down MacroShare. They trade independent in the market but all they hold are short-term treasuries and they pledge those treasuries to return the performance of the benchmark index to each other. So, in other words we have UCR, which represents the up MacroShare and DCR, the down MacroShare.

MR. HAINES: Uh huh.

MR. MASUCCI: If oil closes up, then a portion of the assets are moved from the down MacroShare to the up MacroShare, representing that price movement. In addition, the treasury coupon is passed on to the MacroShare holders after expenses.

MR. HAINES: All right. Mr. Shiller, you're the economist, of what economic value is this security?

MR. ROBERT SHILLER: Well, we think this is a fundamental step toward completion of markets. Right now financial markets, while they're very impressive in many ways, look around us here at the Exchange. They are still incomplete. Major risks are not being hedged, are not being put into diversified portfolios. We are creating, in this example, an ability to put oil in your portfolio.

MR. HAINES: Yeah.

MR. SHILLLER: In a very efficient and user-friendly way.

MR. HAINES: And who do you think should be trading in these? Normal average investors?

MR. SHILLER: Yes. I think that the simplest thing to say is that investors should be holding a fully diversified portfolio and I think that need, [Unintelligible]. Something like 5%, 10%, 15% of your entire portfolio should be in oil securities, notably Claymore MacroShares.

MR. HAINES: Uh huh. Mr. Masucci, are there any more in the pipeline like this?

MR. MASUCCI: We have many, many MacroShares that, that are in their design phases and we expect to file and hopefully launch in the near term.

MR. HAINES: So is this going to become a major competitor to ETF's?

MR. MASUCCI: I believe it's not designed to be a competitor. Its really taking
    ETF's to the next level. And it really will--we're creating a new franchise, which will allow us to open up security markets for markets that are very difficult to put in a traditional ETF structure or markets where you just can't accumulate the underlying and you could create an ETF around. And it's designed to be very user-friendly delivering both the performance and the quarterly income.

MR. HAINES: All right. Gentlemen, thank you very much for the briefing. I appreciate it. Sam Masucci is President and CEO of MacroMarkets and Robert Shiller is Chief Economist. I beg your pardon, Mr. Masucci is--yeah. And Robert Shiller is Chief Economist.

MR. MASUCCI: You got it right. I'm not the economist.

MR. HAINES: Okay. Thank you gentlemen.

MR. MASUCCI: Thank you.

MACRO Securities Depositor, LLC, a Delaware limited liability company which is acting as the depositor for these trusts, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MACRO Securities Depositor, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (800) 345-7999. You may also request a copy of the prospectus by accessing the Claymore MACROshares web site at www.claymoremacroshares.com.